Exhibit 99.1

    CNB Holdings, Inc. Announces Record Fourth Quarter and Annual Results

    ALPHARETTA, Ga., Feb. 20 /PRNewswire-FirstCall/ -- CNB Holdings, Inc.
(OTC Bulletin Board: CHGD), the parent company of Chattahoochee National Bank, today announced record earnings for the fourth quarter and full year of 2003. For the quarter ended December 31, 2003, the Company reported net income of $352,203, or $0.31 per share, versus a net loss of $12,648, or $0.01 per share, for the fourth quarter of 2002. The growth in earnings was largely attributable to a significant increase in net interest income and a lower provision for loan losses. Net interest income, which benefited from a higher net interest margin as well as growth in earning assets, increased 46% to $1,153,443 in the fourth quarter of 2003 from $790,751 in the year-ago quarter, while the provision for loan losses declined to $27,000 from $184,100 for the same respective periods. Other income declined to $204,599 in the fourth quarter of 2003 from $248,395 in the fourth quarter of 2002, in part due to lower gains on the sale of loans. Other expense increased to $1,084,741 in the fourth quarter of 2003 from $867,694 in the year-ago quarter. Net income in 2003's fourth quarter also benefited from a tax credit of $105,902.
    For the twelve months ended December 31, 2003, CNB Holdings, Inc. reported net income of $879,686, or $0.81 per share, compared to $100,038, or $0.09 per share, for the twelve months ended December 31, 2002. Net interest income increased 32% to $3,933,066 in the year ended December 31, 2003, from $2,990,257 in 2002, while the provision for loan losses decreased to $183,000 from $570,182 in the same respective periods. Other income increased 9% to $1,214,608 in the twelve months ended December 31, 2003 from $1,111,601 in 2002, though the year-ago figure included significant gains on the sale of securities. The increase in other income excluding gains on the sale of securities was 38% and reflected solid growth in fees from the Bank's mortgage and SBA loan operations. Other expense was $4,169,186 during 2003, versus $3,431,638 in 2002. Net income for 2003 also included a tax credit of $84,198.
    Year-over-year balance sheet growth remained solid. Total assets reached a new high of $142.8 million as of December 31, 2003, versus $120.5 million as of December 31, 2002, an increase of 19%. Gross loans increased 9% to $93.9 million from $85.8 million at December 31, 2002, while deposits totaled $95.9 million at December 31, 2003, up 13% from $84.8 million at December 31, 2002. Shareholders' equity was $10.1 million as of December 31, 2003, or $9.00 per share.
    Nonperforming loans as of December 31, 2003 totaled $0.9 million, versus $0.5 million at December 31, 2002, and the allowance for loan losses increased to $1.0 million, or 1.07% of gross loans, up from $0.9 million as of the year-ago date.
    CNB Holdings, Inc., whose bank subsidiary is Chattahoochee National Bank, is headquartered in Alpharetta, Georgia and had approximately $143 million in assets as of December 31, 2003. Chattahoochee National Bank operates two branches in Alpharetta, Georgia, which is located in North Fulton County. The Bank offers a broad range of banking products and services, including commercial, real estate, residential mortgage, SBA and consumer loans, equipment leasing, cash management and other services. CNB Holdings, Inc.'s common stock trades on the OTC bulletin board under the symbol "CHGD." As was previously disclosed, the Company announced in the third quarter of 2003 that it had entered into a definitive agreement under which it will merge with First Capital Bancorp, Inc., the holding company of First Capital Bank, in a merger of equals transaction. At the time of the announcement, the combined company would have approximately $550 million in assets.
    The merger is subject to approval by the shareholders of both companies and applicable regulatory authorities, including the Federal Reserve.

    David R. Hink Named Chairman
    On January 23, 2004, David R. Hink was named chairman of the board of directors of the Company. In January 2004, prior to Mr. Hink's election as chairman, W. David Sweatt, then-chairman of the Company, delivered a letter to H.N. Padget, Jr. that outlined a number of Mr. Sweatt's concerns regarding the Company's proposed merger with First Capital Bancorp, Inc. Mr. Sweatt presented his concerns to the Company's executive committee and full board of directors and recommended that the Company terminate the merger agreement.
    After thoroughly discussing Mr. Sweatt's concerns and the advantages and disadvantages of the merger, the board voted to reject Mr. Sweatt's recommendation to terminate the merger agreement. In doing so, the board members, other than Mr. Sweatt, unanimously reiterated their full support for the merger and their intention to consummate the transaction.
    Given Mr. Sweatt's reversal of his position regarding the merger and commitment to the execution of the business plan established by the board, the board determined it was in the best interests of the Company to remove
Mr. Sweatt as chairman of the Company. Accordingly, on January 23, 2004, the board voted to remove Mr. Sweatt, and to elect David Hink, as chairman. Additionally, the Company, as the sole shareholder of Chattahoochee National Bank, elected to remove Mr. Sweatt from the bank board. Mr. Sweatt continues to serve as a director of the Company.
    Mr. Sweatt has previously signed a support agreement in which he agreed to vote his shares in favor of the merger. The Company believes this agreement is effective and enforceable notwithstanding his removal as chairman of the Company and removal from the Chattahoochee National Bank board of directors.
    CNB Holdings has filed a joint proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission ("SEC") and will be filing further amendments to such joint proxy statement/prospectus. WE URGE INVESTORS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.
    CNB Holdings and First Capital Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of CNB Holdings and First Capital Bancorp in connection with the merger. Information concerning the identity of the participants in the solicitation of proxies by the CNB Holdings and First Capital Bancorp board of directors and executive officers and their direct and indirect interest, by security holdings or otherwise, will be included in the joint proxy statement/prospectus to be filed by CNB Holdings.


                              CNB Holdings, Inc.
                      Summary of Consolidated Operations
                                 (Unaudited)

                                Three                     Twelve
                             Months Ended              Months Ended
                              December 31,              December 31,
                           2003         2002         2003         2002

    Interest Income     $1,933,006   $1,670,647   $7,054,565   $6,464,786
    Interest Expense       779,563      879,897    3,121,499    3,474,530

    Net Interest Income  1,153,443      790,751    3,933,066    2,990,257

    Provision For Loan
     Losses                 27,000      184,100      183,000      570,182

    Net Interest Income
     After Provision For
     Loan Losses         1,126,443      606,651    3,750,066    2,420,075

    Other Income           204,599      248,395    1,214,608    1,111,601
    Other Expense        1,084,741      867,694    4,169,186    3,431,638

    Net Income/(Loss)
     Before Taxes          246,301      (12,648)     795,488      100,038

    Provision For Income
     Taxes                (105,902)           0      (84,198)           -

    Net Income/(Loss)     $352,203     $(12,648)    $879,686     $100,038

    Basic Earnings/(Loss)
     Per Share               $0.31       $(0.01)       $0.81        $0.09

    Weighted Average
     Common Shares
     Outstanding         1,122,055    1,069,259    1,092,275    1,068,575


                                                    As Of December 31,
                                                  2003             2002

    Assets                                    $142,847,024     $120,533,486
    Investment Securities                       42,360,182       29,900,342
    Gross Loans And Leases                      93,852,844       85,811,341
      Allowance For Loan Losses                  1,004,458          918,250
    Net Loans And Leases                        92,848,386       84,893,091
    Deposits                                    95,879,200       84,751,389
    Shareholders' Equity                        10,101,003        9,019,449
    Book Value Per Share                              9.00             8.38

SOURCE  CNB Holdings
    -0-                             02/20/2004
    /CONTACT: H. N. (Nat) Padget, Jr., President and Chief Executive Officer of CNB Holdings, +1-770-650-8262/
    /Web site:  http://www.equityresearch.com /
    (CHGD)

CO:  CNB Holdings
ST:  Georgia
IN:  FIN OTC
SU:  ERN PER